As filed with the Securities and Exchange Commission on September 2, 1998.
                                                    Registration No. 333-_______

--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      ----------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                      ----------

                      THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                (Exact name of Registrant as specified in its charter)

                                      ----------

            FLORIDA                                       91-1796903
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                      ----------

                 20 NORTH ORANGE AVENUE, SUITE 101, ORLANDO, FL 32801 (Address of principal executive offices) (Zip Code)


                           1997 EMPLOYEE STOCK OPTION PLAN
                               (Full title of the plan)


                              JACK YOUNGBLOOD, PRESIDENT
                          20 NORTH ORANGE AVENUE, SUITE 101
                                  ORLANDO, FL 32801
                                    (407) 648-4444
                         (Name, address, including zip code,
           and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.

                           --------------------------------

                          Exhibit Index Begins at Page II-6

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Title of         Amount to be      Proposed        Proposed        Amount of
 Securities       Registered(1)      Maximum         Maximum      Registration
 to be                              Offering        Aggregate          Fee
 Registered                         Price Per       Offering
                                   Security(2)      Price(2)
--------------------------------------------------------------------------------
 Common Stock,   500,000 Shares      $ 4.125      $2,062,500          $608
 $.01 par value
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     (1) This Registration Statement, pursuant to Rule 416, covers any additional shares of no par value Class A Common Stock ("shares") which become issuable under the 1997 Employee Stock Option Plan ("Plan") set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (2) Estimated solely for the purpose of computing the amount of the Registration fee under Rule 457 of the Securities Act of 1933, as amended. A total of 500,000 shares are issuable under the Plan at an offering price per share based upon the closing price of the Common Stock on the NASDAQ SmallCap Market on August 28, 1998 of $4.125 per share.

                      THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                                        PART I

                      Cross Reference Sheet Required by Item 501

               ITEM IN FORM S-8                     CAPTION IN PROSPECTUS
               ----------------                     ---------------------
1. General Plan Information . . . . .     Cover Page; Issuer and Participating
                                          Employees;  Description of the Plan;
                                          Tax Consequences

2. Registrant Information and
   Employee Plan Annual
   Information. . . . . . . . . . . .     Available Information

3. Incorporation of Documents
   by Reference . . . . . . . . . . .     Incorporation by Reference

4. Description of Securities. . . . .     Description of the Plan

5. Interests of Named Experts
   and Counsel. . . . . . . . . . . .     Legal Matters

6. Indemnification of
   Directors and Officers . . . . . .     SEC Position Regarding
                                          Indemnification

7. Exemption from Registration
   Claimed. . . . . . . . . . . . . .     Not Applicable

8. Exhibits . . . . . . . . . . . . .     Not Applicable (See Part II, Item 8)

9. Undertakings . . . . . . . . . . .     Not Applicable (See Part II, Item 9)

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) Prospectus.

                                  REOFFER PROSPECTUS

     The material which follows, up to but not including the page beginning
Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 1997 Employee Stock Option Plan by directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

                                    500,000 SHARES
                                     COMMON STOCK


                      THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                                   ---------------

                           1997 EMPLOYEE STOCK OPTION PLAN

                                   ---------------

     This Reoffer Prospectus ("Prospectus") relates to the offering by The Orlando Predators Entertainment, Inc. (the "Company") and the Company's employees, officers, directors and consultants of up to 500,000 shares (subject to adjustment in certain circumstances) of the Company's no par value Class A Common Stock (the "Common Stock" or "shares"), purchasable by such employees, officers, directors and consultants pursuant to Common Stock options ("options") under the Company's 1997 Employee Stock Option Plan (the "Plan"). As of the date hereof 253,000 options issued under the Plan are outstanding.

                                   ---------------

     This Prospectus will be used by non-affiliates of the Company as well as persons who are "affiliates" (as that term is defined under the Securities Act of 1933) to effect resales of the shares. See "Selling Stockholders." The Company will receive no part of the proceeds of any such sales although it will receive the exercise price of the options.

                                   ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------------

     No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of the time subsequent to the date hereof.


                                   ---------------

                  The date of this Prospectus is September 2, 1998.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates at the Commission's Website at www.sec.gov. The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "PRED." Reports, proxy and information statements may also be inspected at the NASDAQ SmallCap Market offices, 1735 K Street Northwest, Washington, D.C. 20006.

     The Company furnishes annual reports to its shareholders which include audited financial statements. The Company may furnish such other reports as may be authorized, from time to time, by its Board of Directors.

                              INCORPORATION BY REFERENCE

     Certain documents have been incorporated by reference into this Prospectus, either in whole or in part. The Company will provide without charge (i) to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) documents and information required to be delivered to the Company's directors pursuant to Rule 428(b). Requests for such information shall be addressed to the Company at 20 North Orange Avenue, Suite 101, Orlando, Florida 32801, (407) 648-4444.

                                  TABLE OF CONTENTS


INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

METHOD OF SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

SEC POSITION REGARDING INDEMNIFICATION. . . . . . . . . . . . . . . . . . .  7

DESCRIPTION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . .  7

APPLICABLE SECURITIES LAW RESTRICTIONS. . . . . . . . . . . . . . . . . . .  8

TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                                     INTRODUCTION

     The Company owns and operates the Orlando Predators (the "Predators" or the "team"), a professional arena football team of the Arena Football League (the "AFL or the "League"). Arena football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team.
Most of the game rules are similar to college or other professional football game rules with certain exceptions intended to make the game faster and more exciting.

     The AFL is a nonprofit membership corporation organized to govern the arena football teams that comprise the League and to sell team memberships ("Memberships") in major United States markets. The AFL's first season commenced in 1987. Between 1987 and 1997, the League grew from four teams to 14 teams with teams in Buffalo and New Orleans expected to begin play in 1999 and 2000, respectively. The membership fees for the next team joining the AFL has increased from $125,000 in 1995 to $3 million for the 1998 season, with a current League asking price of $7 million effective for the 1999 season. Since 1992, announced League attendance has grown from 736,000 to over 1,050,000, an increase of more than 42%. Game broadcasts during this period have included local, regional, ESPN and ESPN 2 coverage. For the 1998 season, 47 games were broadcast on national and regional cable television stations, including ABC's live broadcast of Arena Bowl XII which was won by the Predators. From 11 million television households in 1994, the AFL reached 27.5 million households in 1997.

     The Company recently purchased from the League additional revenue interests ("Equity Interests") in the AFL, which brings the Company's total Equity Interest in the League to approximately 15%. The Company's strategy is to participate through the operation of the Predators and the ownership of the Equity Interests in what the Company believes will be the continued significant growth of the AFL which in turn is expected to result in increased revenues to the Company generated from larger national League sponsorship contracts, increased revenues to the Company from additional Membership fees, increased fan attendance at AFL games including Predators' games, and appreciation in the value of the Predators as an AFL team.

     At the team level, the Company's strategy is to increase fan attendance at Predators' home games, expand the Predators' advertising and sponsorship base, and contract with additional local and regional broadcasters to broadcast Predators' games. The Company also intends to acquire other professional sports teams which the Company believes will increase the value of the Company and increase earnings.

     The Predators commenced play in the AFL's 1991 season. Having completed its seventh season, the team has played in the Arena Bowl for the AFL championship on four occasions winning the 1998 Arena Bowl. The Predators reported the highest average AFL per game attendance for the 1995 and 1996 seasons and hold one of the best all time win-loss records in the League.

     Currently, the Company derives substantially all of its revenues from the arena football operations of the Predators. These revenues result from the sale of tickets to the Predators' home games, the sale of advertising and promotions to Predator sponsors, the sale of local and regional broadcast rights to Predators' games, the Predators' share of League contracts with national broadcast organizations and expansion team fees paid through the AFL, the sale of merchandise carrying the Predators' logos, and concession sales at Predators' home games.

     The Company's principal executive offices are located at 20 North Orange Avenue, Suite 101, Orlando, Florida 32801 and its telephone number is (407) 648-4444.


                                 SELLING STOCKHOLDERS

     This Prospectus covers possible sales by officers and directors of the Company (as well as employees whose names are not included herein) of shares they acquire through exercise of options granted under the Plan. The names of such officers and directors who may be Selling Stockholders from time to time are listed below, along with the number of shares of Class A Common Stock currently owned by them and the number of shares offered for sale hereby. The number of shares offered for sale by such individuals may be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                                                                   Number of
Name of Selling                      Shareholdings                 Shares Offered
Stockholder(1)                           Number         Percent    For Sale(*)
--------------                       -------------      -------    -----------
William G. Meris(2)(5)              1,350,425          55.0%          5,000
Jack Youngblood(3)                     34,500           1.4%         34,500
Alan Gagleard(4)(5)                   122,375           5.1%          5,000
Thomas F. Winters(6)                   13,000            .5%         13,000

*    Represents all shares issuable under the Plan

(1) The stockholders listed in the table have sole voting and investment powers with respect to the shares. Their addresses are in care of the Company.

(2) Includes (i) 1,276,000 shares held by the Monolith Limited Partnership ("Monolith"), a privately held, Delaware limited partnership. The General Partner of Monolith is WGM Corporation, a Delaware corporation ("WGM"), of which William G. Meris is the President and sole principal shareholder,
     (ii) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan granted to Mr. Meris, (iii) 13,800 shares at $2.00 per share assigned to Meris

     Financial, Inc. by Monolith and, (iv) warrants to purchase 68,000 shares at $3.75 held by Monolith.

(3) Represents stock options to purchase up to 34,500 shares of the Company's Class A Common Stock at $2.00 per share until July 2007, which have not yet vested.

(4) Includes (a) 103,500 shares of Class A Common Stock, (b) stock options to purchase an additional 13,800 shares of the Company's Class A Common Stock from Monolith at $2.00 per share, and (c) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Plan. Mr. Gagleard resigned as a director in August 1998.

(5) In addition to the Class A Common Stock set forth above, the Company has issued and outstanding 1,000 shares of Class B Common Stock owned 925 shares by Monolith (92.5%) and 75 shares by Gagleard (7.5%).

(6) Includes warrants to purchase 8,000 shares of $3.75 per share and options to purchase 5,000 shares at $2.00 per share.


                                    METHOD OF SALE

     Sales of the shares offered by this Prospectus will be made on the NASDAQ SmallCap Market, where the Company's Class A Common Stock is listed for trading, in other markets where the Company's Class A Common Stock may be traded or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers' commissions. There is no present plan of distribution.

                        SEC POSITION REGARDING INDEMNIFICATION

     The Company's Article of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                               DESCRIPTION OF THE PLAN

     In April 1997, the Company's Board of Directors approved the Plan for the benefit of employees, officers, directors and consultants of the Company. The Company believes that the Plan provides an incentive to individuals to act as employees, officers, directors and consultants of the Company and to maintain a continued interest in the operations and future of the Company. All options were issued under Section 422A of the Internal Revenue Code, and include qualified and non-qualified stock options.

     The terms of the Plan provide that the Company is authorized to grant options to purchase shares of Class A Common Stock ("options" or "option shares") to employees, officers, directors and consultants of the Company upon the majority consent of the Company's Board of Directors. Any employee, officer, director or consultant of the Company is eligible to receive options under the Plan. The option price to be paid by optionees for shares under qualified stock options must not be less than the fair market value of the options shares as reported by the NASDAQ SmallCap Market on the date of the
grant.   The option price for nonqualified stock options will not be less than
100% of such fair market value. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Board of Directors), and the optionee must exercise options during service to the Company or within 90 days of termination of such service (12 months in the event of death on disability). The Board of Directors may extend the termination date of an option granted under the Plan.

     A total of 500,000 shares of the Company's authorized but unissued Common Stock have been reserved for issuance pursuant to the Plan of which 253,000 options are currently outstanding at exercise prices ranging from $2.00 to $4.50 per share.

     Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

     The Plan is administered by the Board of Directors which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options.

     The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by the Company from authorized shares.

     Payment for shares must be made by optionees in cash from their own funds. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information for the Prospectus.

     There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

     Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

     The Plan will remain in effect until April, 2007 but may be terminated or extended by the Company's Board of Directors. Additional information concerning the Plan and its administrators may be obtained from the Company at the address and telephone number indicated under "Incorporation by Reference" above.

                        APPLICABLE SECURITIES LAW RESTRICTIONS

     If the optionee is deemed to be an "affiliate" (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. The Company's legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

     In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

     Up to 500,000 shares may be issued under the Plan. The Company has authorized 15,000,000 shares of Class A Common Stock of which 2,480,000 shares were outstanding as of May 31, 1998. Class A Common shares outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

     Directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

                                   TAX CONSEQUENCES

     If an option is exercised and if the optionee does not dispose of the shares acquired pursuant to the exercise within two years of the date of the granting of the option nor within one year from the transfer of the shares pursuant to exercise of the options, then there will not be any federal income tax consequences to the Company from either the exercise of the option or the receipt of the proceeds with respect to the exercise of the option. In such circumstances, the optionee would not be required to recognize any taxable income upon the exercise of the option.

     Furthermore, the sale of the shares received pursuant to the exercise of the option would result in long-term capital gain or long-term capital loss to the optionee based on the difference between the amount received with respect to such sale and the amount paid upon the exercise of the option.

     If an optionee exercised an option and sold the shares acquired pursuant to such exercise either within two years from the date of the granting of the option or within one year from the date of the transfer of such shares to him pursuant to his exercise of the option, then in general the Company would be entitled to a deduction for federal income tax purposes equal to lessor of: (1) the fair market value of the stock on the date of exercise over the option price of the stock; or (2) the amount realized on disposition over the adjusted basis of the stock. The optionee would recognize income equal to the amount of the Company's deduction. The Company's deduction would be allowed, and the optionee's income would be taxable, in the year the optionee disposed of the shares. However, if the disposition occurs within two years of the date of the grant and the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized (generally any disposition other than to a related party), then the optionee's income and the Company's deduction would not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares. The Company expects that optionees will be required to exercise their options within five years from the date of grant although optionees may hold the shares issuable upon exercise of the options indefinitely.

     For options exercised after 1987, an individual generally must include in alternative minimum taxable income the amount by which the option price paid is exceeded by the fair market value at the time the individual's rights to the shares are freely transferable or are not subject to a substantial risk of forfeiture. The alternative minimum tax is payable only if the alternative minimum tax exceeds the regular income tax liability.

     The provision of Section 401(a) of the Code, relating to "qualified" pension, profit sharing and stock bonus plans, do not apply to the options or underlying shares covered hereby.

                                    LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed on for the Company by Gary A. Agron, 5445 DTC Parkway, Suite 520, Englewood, Colorado 80111.

                                       EXPERTS

     The financial statements of the Company incorporated by reference in the Company's Annual Report on Forms 10KSB for the period February 14, 1997 to December 31, 1997, were audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

     (a) The Registrant's Annual Report on Form 10KSB for the year ended December 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed pursuant to Section 13(a) of the Exchange Act; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (Registration No. 333-31671), including any amendments or reports filed for the purpose of updating such description.

     (d)  All other reports and subsequent reports filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (i) Articles XII and XIII of the Registrant's Bylaws provide as follows:

                                     "ARTICLE XII

                               LIMITATIONS ON LIABILITY

     Section 1. To the fullest extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Florida Business Corporations Act or the Articles of Incorporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any proceeding by or in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omission concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification.

                                     ARTICLE XIII

                                   INDEMNIFICATION

     Section 1. Subject to and in accordance with Florida Business Corporation Act (Sec. 607.0850) and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

     (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the corporation's request, as a director, officer, employee or agent of another corporation, or other enterprise; or

     (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

     This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

     Section 2. The corporation may maintain indemnification insurance regardless of its power to indemnify under the Business Corporation Act.

     Section 3. The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

     Section 4. Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

     4.   1997 Employee Stock Option Plan.

     4.1 Exhibit A to 1997 Employee Stock Option Plan - Grant of Incentive Stock Option.

     4.2  Exhibit B to 1997 Employee Stock Option Plan - Investment Letter.

     4.3  Exhibit C to 1997 Employee Stock Option Plan - Investment Letter

     5.   Opinion of Gary A. Agron

     24.  Consent of AJ. Robbins, P.C., independent certified public accountants

ITEM 9.  UNDERTAKINGS

     The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in Registration Statement; (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida, on September 1, 1998.


                                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                                   By:        /s/ Jack Youngblood,
                                      ----------------------------------------
                                            Jack Youngblood, President

     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

         Signature                     Title                         Date
         ---------                     -----                         ----
 /s/ William G. Meris         Chairman of the Board of         September 1, 1998
----------------------------  Directors
William G. Meris

 /s/ Jack Youngblood          President (Chief Executive       September 1, 1998
----------------------------  Officer) and Director
Jack Youngblood

 /s/ Alex S. Narushka         Secretary, Treasurer and         September 1, 1998
----------------------------  Chief Financial Officer
Alex S. Narushka              (Principal Accounting Officer)

 /s/ Robert G. Flynn          Chief Operating Officer          September 1, 1998
----------------------------
Robert G. Flynn

 /s/ Edgar J. Allen           Vice President - Sales and       September 1, 1998
----------------------------  Marketing
Edgar J. Allen

 /s/ Thomas F. Winters, Jr.   Director                         September 1, 1998
----------------------------
Thomas F. Winters, Jr.

                                    EXHIBIT INDEX

Exhibit No.                      Exhibit                         Page No.
-----------                      -------                         --------
     4.          1997 Employee Stock Option Plan.

     4.1         Exhibit A to 1997 Employee Stock Option Plan - Grant of
                 Incentive Stock Option.

     4.2         Exhibit B to 1997 Employee Stock Option Plan - Investment
                 Letter.

     4.3         Exhibit C to 1997 Employee Stock Option Plan - Investment
                 Letter.

     5.          Opinion of Gary A. Agron.

     23. Consent of AJ. Robbins, P.C., independent certified public accountants.








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